                                                                      Exhibit 99


                       ASV and Cat Close Stock Transaction
              Transaction Provides ASV Access to Cat Dealer Network

         GRAND RAPIDS, Minn., Jan. 29/PRNewswire/ - - With an overwhelming vote of approval, ASV Inc. (Nasdaq: ASVI) shareholders have ratified an October 1998 agreement between Caterpillar Inc. (NYSE: CAT) and ASV that provides the northern Minnesota firm access to a broad range of Caterpillar's manufacturing, financial and dealer resources.

         Under the agreement, Caterpillar has acquired, for a total of $18 million, one million shares of newly-issued ASV stock and a warrant for approximately 10.3 million shares. The warrant shares, exercisable at $21 a share, would allow Caterpillar to acquire a majority ownership in ASV if fully exercised.

         The one million shares provides Caterpillar an 8.8 percent ownership in ASV, assuming the exercise of all outstanding options and warrants. ASV shareholders approved the agreement by a 99-to-1 margin.

         "It's gratifying to know that our shareholders not only understand the value of this agreement for ASV, but heartily endorse it," said ASV President Gary Lemke.

         With the alliance in place, ASV products, including its Posi-Track(TM) all-purpose crawlers, will gradually become available to the Caterpillar worldwide dealer network in nearly 200 countries. With its rubber tracks and low ground pressure, the Posi-Track traverses nearly any terrain with minimal damage to the ground, making it effective in applications and industries such as construction, landscaping and agriculture.

         Following shareholder approval, ASV's board of directors voted to add Caterpillar Vice President Dick Benson and Richard Cooper, president of Caterpillar Paving Products, a division of Benson's Diversified Products organization, to the board, for a total of 10 members.

         "A solid foundation has now been set for the continued growth of ASV," said Lemke. "With Cat dealers starting to represent ASV's products, the addition of Caterpillar's expertise, and the cash flow necessary to meet growing demand, we believe we are well prepared to move into the 21st century."

         He added that ASV will use the $18 million from Caterpillar for capital equipment, research and development and working capital.

         Since the October 1998 agreement, Caterpillar dealers in the United States, Canada and Australia are in the process of being trained to sell and service ASV's Posi-Tracks. ASV and Caterpillar will continue to introduce the Posi-Track to North American Cat dealers throughout 1999, with additional overseas dealers to follow.

         According to Benson, Caterpillar dealers have been enthusiastic about the Posi-Track line because of the machine's unique undercarriage design.

         "Cat dealers are becoming aware that the Posi-Track's technology is really unlike anything on the market," he said. "Because of its high flotation and low ground pressure, the Posi-Track is a great opportunity for Caterpillar, and its dealer organization. It complements our existing product line as we move to serve an even wider range of customers."

         The two companies also will move forward on plans to develop new products together utilizing ASV's patent-pending Maximum Traction and Support System(TM) undercarriage technology.

                                     (more)

         ASV, which had record sales of approximately $31 million for the nine months ended Sept. 30, 1998, was founded in 1983 by Lemke and Edgar Hetteen in the small village of Marcell, Minn. It moved to its current facility in Grand Rapids in 1995. Hetteen, now 78, also founded both Polaris Industries and Arctic Enterprises, the two largest snowmobile companies in the U.S.

         With its Maximum Traction and Support System(TM), ASV leads all rubber-tracked, all purpose crawlers in technology and innovation. ASV is dedicated to quality, reliability and total customer satisfaction. More information on ASV can be found on its Web site at http://www.asvi.com.

         Caterpillar is the world's largest manufacturer of construction and mining equipment, diesel and natural gas engines, and industrial gas turbines. Caterpillar posted record sales and revenues in 1998 of $20.98 billion.

         The statements regarding ASV Inc. contained in this release that are not historical in nature, particularly those that utilize terminology such as "may," "will," "expects," "anticipates," "believes," "could," or "plans," are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to ASV that could cause such material differences are discussed on pages 4 through 6 in the Management's Discussion and Analysis section of ASV's 1997 Annual Report to Stockholders, and ASV's 10-Q for the quarter ended Sept. 30, 1998 under the caption Management's Discussion and Analysis.

SOURCE        ASV INC.

-0- 1/29/99

/CONTACT: Jay Lemke of Carmichael Lynch Spong, 612-334-6029, jlemke@clynch.com, for ASV/

/Web site: http://www.asvi.com/

(ASVI CAT)